Exhibit (n)(1)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the captions “Selected Financial and Other Data”, “Senior Securities” and “Independent Registered Public Accounting Firm” and to the use of our reports (a) dated March 10, 2010, with respect to the consolidated financial statements and financial highlights of Triangle Capital Corporation as of December 31, 2009 and 2008 and for the three years ended December 31, 2009, and the combined financial highlights of Triangle Capital Corporation for the two years ended December 31, 2006, and (b) dated June 2, 2010, with respect to the senior securities table of Triangle Capital Corporation as of December 31, 2009, in the Registration Statement (Form N-2) No. 333-151930 and related Prospectus of Triangle Capital Corporation dated June 9, 2010.
/s/ Ernst & Young LLP
Raleigh, North Carolina
June 9, 2010